Exhibit 10.8

TENX KEANE ACQUISITION

500 Fifth Avenue, Suite 938

New York, NY 10110

[__], 2022

10XYZ Holdings LP.

500 Fifth Avenue, Suite 938

New York, NY 10110

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement by and between TenX Keane Acquisition (the “Company”) and 10XYZ Holdings LP (the “Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the NASDAQ Global Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) 10XYZ Holdings LP, the Company’s sponsor, shall make available, or cause to be made available, to the Company, at 500 Fifth Avenue, Suite 938, New York, NY 10110 (or any successor location of 10XYZ Holdings LP), office space and administrative and support services. In exchange therefor, the Company shall pay the Sponsor the sum of $10,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) 10 XYZ Holdings LP hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same letter agreement.

[Signature Page Follows]

Very truly yours,

TENX KEANE ACQUISITION

By:	/s/ Xiaofeng Yuan
Name:	Xiaofeng Yuan
Title:	Chief Executive Officer and Chairman

AGREED TO AND ACCEPTED BY:

10XYZ HOLDINGS LP

By:	/s/ Taylor Zhang
Name:	Taylor Zhang
Title:	Manager

[Signature Page to Administrative Services Agreement]